Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) made as of this 12 day of November, 2009 between Prospect Acquisition Corp., a Delaware corporation (“Buyer” or “Prospect”), and the signatory on the execution page hereof (“Seller”).

WHEREAS, Buyer was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business (“Business Combination”); and

WHEREAS, Buyer consummated an initial public offering in November, 2007 (“IPO”) in connection with which it raised gross proceeds of approximately $250 million, a significant portion of which was placed in a trust account pending the consummation of a Business Combination, or the dissolution and liquidation of Buyer in the event it is unable to consummate a Business Combination on or prior to November 14, 2009; and

WHEREAS, Buyer has entered into that certain Agreement and Plan of Merger dated September 8, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Merger dated October 22, 2009 and October 26, 2009, respectively (the “Merger Agreement”), by and among Prospect, KW Merger Sub Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of Prospect (“Merger Sub”) and Kennedy-Wilson, Inc. (“Kennedy-Wilson”), which provides for the merger (the “Merger”) of Merger Sub with and into Kennedy-Wilson as a result of which Kennedy-Wilson will become a wholly-owned subsidiary of Prospect and outstanding shares of Kennedy-Wilson’s capital stock will be exchanged for common stock of Prospect; and

WHEREAS, the approval of the Merger is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding common shares of Prospect issued in Prospect’s IPO and present and eligible to vote at the special meeting called to approve the Merger; and

WHEREAS, pursuant to certain provisions in Buyer’s certificate of incorporation, a holder of shares of Buyer’s common stock issued in the IPO may, if it votes against the Merger, demand that Buyer convert such common shares into cash (“Conversion Rights”); and

WHEREAS the Merger cannot be consummated if holders of 30% or more of Prospect common stock issued in the IPO exercise their Conversion Rights; and

WHEREAS, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the common shares set forth on the execution page of this Agreement (“Shares”) for the purchase price per share set forth therein (“Purchase Price Per Share”) and for the aggregate purchase price set forth therein (“Aggregate Purchase Price”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                       Purchase. Subject to Section 6, Seller hereby sells to Buyer and Buyer hereby purchases from Seller at the Closing (as defined in Section 3(c)) the Shares at the Purchase Price Per Share, for the Aggregate Purchase Price.

2.                                       Agreement not to Convert; Appointment of Proxy and Attorney-in-Fact.  In further consideration of the Aggregate Purchase Price, Seller hereby agrees it has not and will not exercise its Conversion Rights or, if it has already exercised its Conversion Rights, it hereby withdraws and revokes such exercise. Seller acknowledges that the record date to vote on the proposals set forth in the proxy statement/prospectus (the “Proxy Statement”) filed by Buyer with the U.S. Securities Exchange Commission (the “SEC”) has passed. Accordingly, solely with respect to the vote for the Merger and the other proposals set forth in the Proxy Statement, Seller hereby irrevocably appoints David A. Minella and James J. Cahill and each of them each with full power of substitution, as Seller’s proxy and attorney-in-fact, to the full extent of Seller’s rights with respect to the Shares (and any and all other shares or securities or rights issued or issuable in respect thereof) to vote in such manner as each such person or his substitute shall in his sole discretion deem proper. Execution by Seller of this Agreement shall revoke, without further action, all prior proxies granted by Seller at any time with respect to the Shares (and such other shares or other securities) and no subsequent proxies will be given by Seller (and if given will be deemed not to be effective).

3.                                       Closing Matters.

(a)                                  Within one business day of the date of this Agreement, (i) Seller shall provide Buyer with a true and correct copy of a print out of the voting instruction with respect to the Shares held by Seller; and (ii) Buyer shall send the notice attached as Annex 1 hereto to Prospect’s transfer agent.

(b)                                 Prior to the Closing, Seller shall deliver or cause to be delivered to Buyer appropriate instructions for book entry transfers of ownership of the Shares from Seller to Buyer.

(c)                                  The closing of the purchase and sale of the Shares (“Closing”) will occur on the date on which Buyer’s trust account is liquidated after the Merger is consummated (the “Closing Date”).  The Company shall use commercially reasonable efforts to cause the trust account to be liquidated on the date of the Merger but in no event shall such liquidation occur more than one business day after the Merger.  At the Closing, Buyer shall pay Seller the Aggregate Purchase Price by wire transfer from Prospect’s trust account of immediately available funds to an account specified by Seller and Seller shall deliver the Shares to Buyer electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System to an account specified by Buyer.  In the event the trust account does not contain sufficient funds to satisfy the Aggregate Purchase Price on the Closing Date, Buyer shall pay Seller, by wire transfer, such additional amounts from sources other than the trust account to satisfy the Aggregate Purchase Price.  It shall be a condition to the obligation of Buyer on the one hand and Seller on the other hand, to consummate the transfer of the Shares contemplated hereunder that the other party’s representations and warranties are true and correct on the Closing Date with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

4.                                       Representations and Warranties of the Seller. Seller hereby represents and warrants to Buyer on the date hereof and on the Closing that:

(a)                                  Sophisticated Seller. Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares to Buyer.

(b)                                 Independent Investigation. Except for the representations of Seller contained in this Agreement, Seller, in making the decision to sell the Shares to Buyer, has not relied upon any oral or written representations or assurances from Buyer or any of its officers, directors or employees or any other representatives or agents of Buyer. Seller has had access to all of the filings made by Prospect with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended, in each case to the extent available publicly via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

(c)                                  Authority. This Agreement has been validly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Seller is a party which would prevent Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Seller is subject.

(d)                                 No Legal Advice from Buyer. Seller acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Seller’s own legal counsel and investment and tax advisors. Seller is not relying on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.

(e)                                  Ownership of Shares. At the closing, Seller will be the legal and beneficial owner of the Shares and will transfer to Buyer on the Closing Date good and marketable title to the Shares free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever. The Seller beneficially owned all of the Shares as of the close of the trading day on October 26, 2009 and has the sole right to exercise conversion rights with respect to all of the Shares.

(f)                                    Number of Shares. The Shares being transferred pursuant to this Agreement represent all the common stock owned by Seller as of the date hereof.

5.                                       Representations and Warranties of Buyer . Buyer hereby represents to the Seller that:

(a)                                  Sophisticated Buyer. Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of Shares from Seller.

(b)                                 Independent Investigation. Except for the representations of Seller contained in this Agreement, Buyer, in making the decision to purchase the Shares from Seller, has not relied upon any oral or written representations or assurances from Seller or any of its officers, directors, partners or employees or any other representatives or agents of Seller.

(c)                                  Authority. This Agreement has been validly authorized, executed and delivered by Buyer and assuming the due authorization, execution and delivery thereof by Seller, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Buyer is subject.  All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or other authority on the part of Buyer required in connection with the consummation of the transactions contemplated by this Agreement, including the purchase of the Shares, have been or shall have been obtained prior to and be effective as of the Closing.

(d)                                 No Legal Advice from Seller. Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Buyer’s own legal counsel and investment and tax advisors.  Except for the representations of Seller contained in this Agreement, Buyer is relying solely on such counsel and advisors and not on any statements or representations of Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

6.                                       Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no force and effect upon the earlier to occur of (a) the termination of the Merger Agreement or (b) 11:59 Eastern Time on November 14, 2009 if the Merger has not been consummated by such time. Notwithstanding any provision in this Agreement to the contrary, Buyer’s obligation to purchase the Shares from Seller shall be conditioned on the consummation of the Merger.

7.                                       Covenant of Seller. After the execution of this Agreement and prior to Closing, Seller shall not acquire any common stock, warrants or other securities of Prospect or effect any derivative transactions with respect thereto.

8.                                       Acknowledgement; Waiver. Seller (i) acknowledges that Buyer may possess or have access to material non-public information which has not been communicated to Seller; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against Buyer or any of its officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transaction contemplated by this Agreement, including without limitation, any claims arising under Rule 10-b(5) of the Exchange Act; and (iii) is aware that Buyer is relying on the truth of the representations set forth in Section 4 of this Agreement and the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

9.                                       Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

10.                                 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

11.                                 Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

12.                                 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

13.                                 Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

14.                                 Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations and warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement not any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

PROSPECT ACQUISITION CORP.

	By:	/s/ James J. Cahill
Name: James J. Cahill
Title: Chief Financial Officer

ARROWGRASS MASTER FUND LTD.

	By:	/s/ Sean Flynn
Name: Sean Flynn
Title:

Purchase Price Per Share: $ 9.95
Number of Shares: 1,386,338
Aggregate Purchase Price: $ 13,794,063.10

Annex 1

PROSPECT ACQUISITION CORP.

9130 GALLERIA COURT, SUITE 318

NAPLES, FLORIDA 34109

November    , 2009

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn:

Re: Trust Account No. [NUMBER]

Gentlemen:

Prospect Acquisition Corp. (the “Company”) is providing these irrevocable instructions to you in connection with the above-described Trust Account established in connection with and pursuant to an Investment Management Trust Agreement dated as of November 14, 2007 between the Company and Continental Stock Transfer & Trust Company as Trustee (the “Trust Agreement”). Upper case terms used herein shall have the meanings ascribed to such terms in the Trust Agreement.

In the event the Company delivers to you a Termination Letter substantially in the form of Exhibit A to the Trust Agreement, in addition to the other documents required to be delivered pursuant to Exhibit A of the Trust Agreement, on such date, then, in consideration for the electronic transfer of [1,386,338] shares of the Company’s common stock, using the Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System, to an account specified by the Company, on the Consummation Date you are irrevocably instructed to deliver as the initial distribution of funds from the Trust Account the sum of [13,794,063.10], which must be delivered to Arrowgrass Master Fund Ltd. in accordance with the bank wire instructions provided to you below.

[INSTRUCTIONS]

In order to expedite payment, attached is Arrowgrass Master Fund Ltd’s Form W-9.

The address for Arrowgrass Master Fund Ltd.  is PO Box 309, Ugland House South Church Street, Grand Cayman KY1-1104, Cayman Islands. With additional contact information of: Arrowgrass Capital Partners LLP, Level 39, Tower 42, 25 Old Broad Street, London EC2N 1HQ,United Kingdom, Attn: Legal.

Kindly acknowledge where indicated below, your receipt and understanding of these instructions and return a copy to Bingham McCutchen LLP, attn: Kate Ness, facsimile number (617)-951-8736.

A facsimile signed and electronically delivered copy of this letter shall be deemed an original.

Very truly yours,

PROSPECT ACQUISITION CORP.

By:
	Name:	James J. Cahill
	Title:	Chief Financial Officer

Acknowledged and Agreed:

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY

By:
Name:
Title:

ARROWGRASS MASTER FUND LTD.

By:
Name:
Title: